EXHIBIT 3.1.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VENTIV HEALTH, INC.

Ventiv Health, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1.           The name of the corporation is Ventiv Health, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 1999.

2.           The Board of Directors of the Corporation, at a meeting duly convened on March 10, 2006, acting unanimously, adopted resolutions proposing and declaring advisable that paragraph FIRST of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read as follows:

FIRST:  The name of the corporation (hereinafter referred to as the
"Corporation") is inVentiv Health, Inc.

3.           This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Ventiv Health, Inc. has caused this Certificate of Amendment to be signed by Eran Broshy, its Chief Executive Officer, and attested by John Emery, its Chief Financial Officer and Secretary, as of this ____ day of June, 2006.

VENTIV HEALTH, INC.

By           /s/ Eran Broshy
Name:  Eran Broshy
     Title: Chief Executive Officer

By           /s/ John Emery
Name:  John Emery
Title:  Chief Financial Officer and Secretary